Exhibit 17.1

December 16, 2015

Emmaus Life Sciences, Inc.

21250 Hawthorne Blvd, # 800

Torrance, CA 90503

Attention:	Chairman of the Board of Directors
and
Yutaka Niihara, MD, MPH, President and CEO

Gentlemen:

I hereby tender my resignation as a member of the Board of Directors of Emmaus Life Sciences, Inc. to become effective immediately.

Very truly yours,

/s/ Scott Gottlieb
Scott Gottlieb